UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2012

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5000 Walzem Rd.
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On April 26, 2012, Rackspace US, Inc., ("Rackspace") a subsidiary of Rackspace Hosting, Inc., entered into an agreement with Fox Properties, LLC, a subsidiary of DuPont Fabros Technology, Inc. to lease approximately fifty thousand square feet of raised floor space in a data center facility located in Ashburn, Virginia (the “Lease”). The leased space will be provided with a maximum critical load power of 9.75 megawatts.
The Lease provides for two separate rent commencement dates. The first commencement date is applicable to approximately 55% of the maximum critical load power of the total leased space, and the second is applicable to approximately 45% of the maximum critical load power of the total leased space. The anticipated lease commencement dates are January 1, 2013 and January 1, 2014, although those dates could be triggered earlier in the event that Rackspace begins to draw power from the applicable leased spaces. The initial terms for the leased spaces are 20 years from the respective commencement dates with a total estimated financial obligation to Rackspace of approximately $280 million to $300 million over the 20 year term, inclusive of base lease payments and Rackspace's pro-rata share of operating expenses, but excluding power costs. Upon the expiration of the 20 year term, Rackspace has the option to renew either or both of the two leased space areas for three successive five year periods.
In connection with the Lease, Rackspace Hosting, Inc. has guaranteed the performance of the Lease obligations of the tenant, Rackspace US, Inc.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Please refer to the description of the guarantee of the Lease obligations disclosed in Item 1.01 above.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date:	May 2, 2012	By:	/s/ Alan Schoenbaum
Alan Schoenbaum
Senior Vice President, General Counsel and Secretary

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